Exhibit 5.1

Dufford & Brown, P.C. 1700 Broadway, Suite 2100 Denver, CO 80290 T +1 303 861-8013 F +1 303 832-3804 www.duffordbrown.com

June 3, 2015

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario M5H 1J9

Re:      Registration Statement on Form S-8 Covering Registration of Common Stock

Ladies and Gentlemen:

We have acted as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with the registration by the Company of 4,000,000 shares of common stock of the Company (“Shares”) that may be issued pursuant to the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (the “Plan”), which is filed as Exhibit 4.1 to the registration statement.

In such capacity, we have examined among other documents, the Articles of Incorporation and Bylaws, each as amended, and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed appropriate.

The attorneys of our firm are admitted to the Bar in the State of Colorado only.  Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.     The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2.     All of the Shares have been legally and validly authorized under the Articles of Incorporation of the Company, and the Shares, when issued under the terms and conditions of the Plan, will represent duly and validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours

/s/ Dufford & Brown, P.C.

DUFFORD & BROWN, P.C.